EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2010
THIRD QUARTER RESULTS
LAS VEGAS, NEVADA, August 4, 2010 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2010 third quarter ended June 30, 2010.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Quarter Ended June 30, 2010 Compared to Quarter Ended June 30, 2009
•	Revenues increased $5.8 million, or 18%, to $37.2 million from $31.4 million.
•	Operating loss was $3.6 million compared to $3.7 million.
•	Adjusted EBITDA was $0.0 million compared to $0.6 million.
•	Net loss was $4.6 million compared to $3.6 million.
•	Diluted loss per share was $0.61 compared to $0.48.
Nine Months Ended June 30, 2010 Compared to Nine Months Ended June 30, 2009
•	Revenues decreased $2.8 million, or 2%, to $130.7 million from $133.5 million.
•	Operating income was $2.0 million compared to $6.0 million.
•	Adjusted EBITDA was $14.0 million compared to $18.5 million.
•	Net loss was $4.9 million compared to $1.4 million.
•	Diluted loss per share was $0.65 compared to $0.18.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For our third quarter of the fiscal year ending September 30, 2010 (“Fiscal 2010”), revenues increased 18% to $37.2 million as compared to the third quarter of the fiscal year ended September 30, 2009 (“Fiscal 2009”), primarily reflecting revenue increases of 28% and 30% for our Fine Chemicals and Specialty Chemicals segments, respectively. For the Fiscal 2010 nine-month period, revenues decreased 2% to $130.7 million as compared to the Fiscal 2009 nine-month period, reflecting an increase of 23% for our Aerospace Equipment segment revenues, offset by decreases of 7% and 14% in our Fine Chemicals segment and Specialty Chemicals segment revenues, respectively.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — For our Fiscal 2010 third quarter, cost of revenues was $28.9 million compared to $24.2 million for the prior fiscal year third quarter. The consolidated gross margin percentage was 22% and 23% for our Fiscal 2010 and Fiscal 2009 third quarters, respectively. For the Fiscal 2010 nine-month period, cost of revenues was $93.1 million compared to $94.3 million for the prior fiscal year nine-month period. The consolidated gross margin percentage was 29% for both the Fiscal 2010 and Fiscal 2009 nine-month periods.
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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169
PHONE (702) 735-2200 • FAX (702) 735-4876
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One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix between our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Fine Chemicals	54%	50%	48%	51%
Specialty Chemicals	22%	20%	27%	31%
Aerospace Equipment	23%	29%	21%	16%
Other Businesses	1%	1%	4%	2%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our Fiscal 2010 periods reflect:
•	Changes in Fine Chemicals segment gross margin percentage primarily related to increased process validation costs and variances in manufacturing efficiencies between reporting periods.
•	Improvements in Specialty Chemicals segment gross margins due to better absorption of manufacturing overhead.
•	A decline in Aerospace Equipment segment gross margin percentage primarily due to increases in the estimated costs to complete certain of its systems contracts and the effect on gross margins from late deliveries.
See further discussion of these factors under the heading Segment Highlights.
Operating Expenses — For our Fiscal 2010 third quarter, operating expenses increased $1.0 million to $11.9 million from $10.9 million for the prior fiscal year third quarter. For our Fiscal 2010 nine-month period, operating expenses increased $2.4 million to $35.7 million from $33.3 million for the prior fiscal year nine-month period. The increases in operating expenses are associated with our Fine Chemicals and Aerospace Equipment segments. See further discussion of these factors under the heading Segment Highlights.
RECENT EVENTS
In May 2010, our board of directors approved amendments to our U.S. defined benefit plans which effectively closed these plans to participation by any new employees. Retirement benefits for existing U.S. employees and retirees through June 30, 2010 are not affected by this change. Beginning July 1, 2010, new U.S. employees will participate solely in one of the Company’s 401(k) plans.
In June 2010, we repurchased and cancelled $5.0 million in principal amount of our 9% Senior Notes for $4.9 million, which approximated our carrying value of the notes, net of deferred financing costs.
In July 2010, our Fine Chemicals segment successfully completed the renegotiation and extension of its collective bargaining agreement to June of 2013.
In July 2010, our Aerospace Equipment segment, AMPAC-ISP, finalized a two year contract with OHB-System AG of Bremen, Germany, to produce fourteen Propulsion Modules for the Full Operational Capability portion of the satellite-supported European navigation system program. The constellation of navigation satellites will provide GPS-type coverage for a wide variety of users throughout the world.
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SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).
Quarter Ended June 30, 2010 Compared to Quarter Ended June 30, 2009
•	Revenues were $20.0 million compared to revenues of $15.6 million.
•	Operating loss was $2.5 million compared to $0.8 million.
•	Segment EBITDA was $0.7 million, or 4% of segment revenues, compared to Segment EBITDA of $2.5 million, or 16% of segment revenues.
Nine Months Ended June 30, 2010 Compared to Nine Months Ended June 30, 2009
•	Revenues were $63.1 million compared to revenues of $67.8 million.
•	Operating loss was $0.7 million compared to $0.4 million.
•	Segment EBITDA was $9.0 million, or 14% of segment revenues, compared to Segment EBITDA of $9.3 million, also 14% of segment revenues.
The increase in Fine Chemicals segment revenues for the Fiscal 2010 third quarter compared to the prior fiscal year third quarter primarily reflects an increase in revenues from our development products. Development product revenues include revenues from research products, products which are not yet commercialized, and products which are commercial but for which we are not the current commercial producer. Typically, development product activities are the source for future core products.
The decrease in Fine Chemicals segment revenues for the Fiscal 2010 nine-month period reflects reductions in orders for our antiviral products, offset partially by increases in revenues from development products. The decline in segment revenues for the Fiscal 2010 nine-month period is consistent with our expectation that annual Fiscal 2010 revenues for this segment will decline in the range of 20% to 25% as compared to Fiscal 2009.
Operating income and Segment EBITDA for the Fiscal 2010 third quarter and nine-month period declined compared to the prior fiscal year periods. For the Fiscal 2010 third quarter, the gross margin percentage declined ten points. The primary reason for the reduction in the third quarter gross margin percentage is higher than anticipated costs associated with validating a process change for a core product. In addition, the third quarter experienced other general manufacturing inefficiencies. On a year-to-date basis, Fiscal 2010 gross margins improved two points. Manufacturing improvements from the first two quarters of Fiscal 2010 were substantially offset by the Fiscal 2010 third quarter performance. Fine Chemicals segment operating expenses increased approximately $0.5 million for the Fiscal 2010 third quarter as compared to the prior fiscal year third quarter. The increase is largely attributed to incremental costs associated with the successful three-year renewal of our collective bargaining agreement, as well as additional costs associated with our recently acquired facility in Texas. For the Fiscal 2010 nine-month period, as compared to the prior fiscal year nine-month period, operating expenses increased $0.8 million reflecting the above-mentioned third quarter increases and an increase in business development activities.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 87% and 89% of Specialty Chemicals segment revenues in Fiscal 2010 and Fiscal 2009 nine-month periods, respectively.
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Quarter Ended June 30, 2010 Compared to Quarter Ended June 30, 2009
•	Revenues increased to $8.2 million from $6.3 million.
•	Operating income was $2.8 million, or 34% of segment revenues, compared to $0.6 million, or 9% of segment revenues.
•	Segment EBITDA was $2.8 million, or 34% of segment revenues, compared to $0.9 million, or 14% of segment revenues.
Nine Months Ended June 30, 2010 Compared to Nine Months Ended June 30, 2009
•	Revenues decreased to $35.1 million from $40.9 million.
•	Operating income was $15.1 million, or 43% of segment revenues, compared to $16.5 million, or 40% of segment revenues.
•	Segment EBITDA was $15.7 million, or 45% of segment revenues, compared to $17.4 million, or 43% of segment revenues.
The variances in Specialty Chemicals segment revenues reflect the following factors:
•	A 42% increase in perchlorate volume and a 2% increase in the related average price per pound for the Fiscal 2010 third quarter compared to the prior fiscal year third quarter.
•	A 29% decrease in perchlorate volume offset by an 18% increase in the related average price per pound for the Fiscal 2010 nine-month period compared to the prior fiscal year nine-month period.
•	Sodium azide revenues for the Fiscal 2010 third quarter decreased $0.5 million compared to the prior fiscal year third quarter and, for the Fiscal 2010 nine-month period, were consistent with the prior fiscal year period.
•	Halotron revenues increased $0.3 million for both the Fiscal 2010 third quarter and nine-month period, each compared to the comparable Fiscal 2009 periods.
For the Fiscal 2010 third quarter, the increase in perchlorate volume as compared to the prior year third quarter, reflects a difference in timing of perchlorate sales between the quarterly periods within each fiscal year. The decrease in volume for the Fiscal 2010 nine-month period is consistent with our expectation that, for the full Fiscal 2010 year, perchlorate volume will be down approximately 50% compared to the prior fiscal year.
The increases in average prices per pound reflect two offsetting factors:
•	The average price per pound of Grade I ammonium perchlorate (“AP”) increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix and comparable catalog pricing.
•	This was offset, in part, by our other lower-priced perchlorate products, such as sodium perchlorate and potassium perchlorate, which accounted for a greater percentage of all perchlorate product volume in the Fiscal 2010 periods. This change in the mix of perchlorate product sales had a reducing effect on the overall average price per pound of all perchlorate products. This factor had a greater effect on the Fiscal 2010 third quarter than on the Fiscal 2010 nine-month period.
Tactical missile programs accounted for a significant portion of perchlorate revenues in the Fiscal 2010 third quarter. In addition to the Fiscal 2010 third quarter activity, perchlorate revenues for the Fiscal 2010 nine-month period include space related programs, primarily the Ares program. For the Fiscal 2009 nine-month period, the greatest contributor to segment revenues was product for the Space Shuttle Reusable Solid Rocket Motor (“RSRM”) program.
Operating income as a percentage of segment revenues was substantially lower in both the Fiscal 2010 and 2009 third quarters, each as compared to the nine-month periods in the corresponding fiscal years. This quarterly decline in operating margin occurs because segment revenues do not occur evenly between the quarters as compared to general and administrative expenses, which tend to be more
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consistent from quarter to quarter. As a result, quarters with lower volume, as was the case with the Fiscal 2010 and 2009 third quarters, report lower operating margin percentages.
Operating income as a percentage of segment revenues improved three points for the Fiscal 2010 nine-month period as compared to the prior fiscal year nine-month period. This improvement reflects the absorption of manufacturing overhead to inventory which is currently being produced to support early fiscal 2011 orders.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.
Quarter Ended June 30, 2010 Compared to Quarter Ended June 30, 2009
•	Revenues decreased 5% to $8.6 million from $9.1 million.
•	Operating loss was $0.1 million compared to operating income of $0.4 million.
•	Segment EBITDA was $0.3 million compared to $0.8 million.
Nine Months Ended June 30, 2010 Compared to Nine Months Ended June 30, 2009
•	Revenues increased 23% to $27.1 million from $22.0 million.
•	Operating loss was $0.5 million compared to operating income of $1.6 million.
•	Segment EBITDA was $0.8 million compared to $2.6 million.
Aerospace Equipment segment revenues decreased 5% for the Fiscal 2010 third quarter compared to the prior year third quarter because quarterly Fiscal 2010 segment revenues are expected to be weighted more to the first two quarters of Fiscal 2010. This differs from quarterly Fiscal 2009 segment revenues which were weighted more to the last two quarters of Fiscal 2009. Aerospace Equipment segment revenues increased 23% for the Fiscal 2010 nine-month period as compared to the prior fiscal year nine-month period. Revenue growth for the Fiscal 2010 nine-month period was driven by revenues for in-space propulsion engines. We expect that Aerospace Equipment segment revenues for the full Fiscal 2010 year will grow by approximately 10% compared to the prior fiscal year.
Operating profit and Segment EBITDA declined as a percentage of segment revenues for both the Fiscal 2010 third quarter and nine-month period. The gross margin percentage declined by one point for the Fiscal 2010 third quarter and seven points for the Fiscal 2010 nine-month period. These declines are attributed primarily to increases in estimated costs to complete certain systems contracts, as well as the impact on contract margins that results from late deliveries. Aerospace Equipment segment operating expenses increased $1.5 million primarily as a result of additional management and organization structure which was added to support the segment’s European growth strategy, as well as increases in research and development expenses in both the U.S. and Europe.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of June 30, 2010, we had cash balances of $32.2 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $23.0 million for the Fiscal 2010 nine-month period compared to $11.4 million for the prior fiscal year nine-month period, resulting in an increase of $11.6 million.
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Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $4.5 million.
•	An increase in cash provided by working capital accounts of $16.2 million, excluding the effects of interest and income taxes.
•	An increase in cash paid for interest of $0.2 million.
•	An increase in cash taxes refunded of $0.1 million.
•	An increase in cash used for environmental remediation of $0.5 million.
•	An increase in other sources of operating cash flow of $0.5 million.
The increase in cash provided by working capital accounts for the Fiscal 2010 nine-month period reflects timing, and in particular as of June 30, 2010, the lower business volume and associated working capital requirements. We consider these working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
Investing Cash Flows — Capital expenditures increased by $1.1 million in the Fiscal 2010 nine-month period compared to the prior fiscal year nine-month period due to the timing of expenditures. In April 2010, our Fine Chemicals segment expanded its manufacturing capacity through the purchase of a fine chemical facility in La Porte, Texas at a total cost of approximately $1.2 million, including direct purchase costs. The purchase of this facility is accounted for as a capital expenditure and accounts for the increase in capital expenditures as compared to the prior fiscal year period. Remaining capital expenditures in both periods were primarily maintenance capital related.
Financing Cash Flows — In June 2010, we repurchased and cancelled $5.0 million in principal amount of our 9% Senior Notes for $4.9 million, which approximated our carrying value of the notes, net of deferred financing costs.
OUTLOOK
We are updating our guidance for Fiscal 2010. We expect consolidated revenues of approximately $170.0 million and Adjusted EBITDA to range from $23.0 million to $25.0 million. The low end of our Fiscal 2010 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $11.0 million, share-based compensation expense of $1.0 million and income tax benefit of $2.0 to estimated net loss of $3.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2010 to be approximately $14.0 million.
The changes in our guidance primarily reflect our updated expectation that Fine Chemicals segment revenues will decline by approximately 20% to 25% in Fiscal 2010 as compared to Fiscal 2009, and the corresponding effects on Adjusted EBITDA and net loss. The current reduction in our expectation for Fiscal 2010 Fine Chemicals segment revenues reflects lower than anticipated development product revenues and the movement of certain projects into the next fiscal year.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2010 third quarter financial results. The investor teleconference will be held Wednesday August 4, 2010 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-700-5192 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference passcode #24996585. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. A link to the
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webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statement regarding anticipated Fiscal 2010 Fine Chemicals segment revenues, the statement regarding the anticipated total volume of perchlorate products to be sold in Fiscal 2010, the statements regarding the timing and anticipated amount of Fiscal 2010 revenues for our Aerospace Equipment segment, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “expect”, “should”, “will”, “may”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the following:
•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•	A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize
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its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.
Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2009, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and nine months ended June 30, 2010 and cash flows for the nine months ended June 30, 2010 are not necessarily indicative of the results that will be achieved for future periods.
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ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$37,247	$31,490	$130,706	$133,554
Cost of Revenues	28,920	24,227	93,054	94,260

Gross Profit	8,327	7,263	37,652	39,294
Operating Expenses	11,946	10,915	35,697	33,295

Operating Income (Loss)	(3,619)	(3,652)	1,955	5,999
Interest and Other Income (Expense), Net	(291)	28	(559)	70
Interest Expense	2,671	2,683	8,102	8,061

Loss before Income Tax	(6,581)	(6,307)	(6,706)	(1,992)
Income Tax Benefit	(2,008)	(2,752)	(1,809)	(627)

Net Loss	$(4,573)	$(3,555)	$(4,897)	$(1,365)

Loss per Share:
Basic	$(0.61)	$(0.48)	$(0.65)	$(0.18)
Diluted	$(0.61)	$(0.48)	$(0.65)	$(0.18)

Weighted Average Shares Outstanding:
Basic	7,491,000	7,483,000	7,489,000	7,482,000
Diluted	7,491,000	7,483,000	7,489,000	7,482,000
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	June 30,	September 30,
	2010	2009

ASSETS
Current Assets:
Cash and Cash Equivalents	$32,161	$21,681
Accounts Receivable, Net	30,833	44,028
Inventories	35,825	36,356
Prepaid Expenses and Other Assets	1,917	1,811
Income Taxes Receivable	3,149	2,148
Deferred Income Taxes	6,139	6,317

Total Current Assets	110,024	112,341
Property, Plant and Equipment, Net	112,664	114,645
Intangible Assets, Net	1,865	3,553
Goodwill	2,631	3,144
Deferred Income Taxes	21,049	21,121
Other Assets	9,753	10,037

TOTAL ASSETS	$257,986	$264,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$9,647	$7,444
Accrued Liabilities	4,638	5,295
Accrued Interest	3,938	1,650
Employee Related Liabilities	6,838	6,930
Income Taxes Payable	48	189
Deferred Revenues and Customer Deposits	7,305	6,911
Current Portion of Environmental Remediation Reserves	2,091	2,522
Current Portion of Long-Term Debt	65	151

Total Current Liabilities	34,570	31,092
Long-Term Debt	105,113	110,097
Environmental Remediation Reserves	23,071	24,168
Pension Obligations	28,925	27,720
Other Long-Term Liabilities	233	667

Total Liabilities	191,912	193,744

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 7,543,091 and 7,504,591 issued	754	750
Capital in Excess of Par Value	72,965	72,322
Retained Earnings	5,100	9,997
Accumulated Other Comprehensive Loss	(12,745)	(11,972)

Total Shareholders’ Equity	66,074	71,097

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$257,986	$264,841

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Nine Months Ended
	June 30,
	2010	2009

Cash Flows from Operating Activities:
Net Loss	$(4,897)	$(1,365)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	11,980	11,971
Non-cash interest expense	472	473
Share-based compensation	635	474
Deferred income taxes	136	(14)
Loss on sale of assets	12	52
Changes in operating assets and liabilities:
Accounts receivable, net	12,917	2,284
Inventories	711	(4,847)
Prepaid expenses and other current assets	(127)	1,792
Accounts payable	756	(2,780)
Income taxes	(1,125)	(262)
Accrued liabilities	(624)	(1,034)
Accrued interest	2,288	2,475
Employee related liabilities	(305)	(1,298)
Deferred revenues and customer deposits	539	3,567
Environmental remediation reserves	(1,528)	(987)
Pension obligations, net	1,451	859
Other	(280)	(8)

Net Cash Provided by Operating Activities	23,011	11,352

Cash Flows from Investing Activities:
Capital expenditures	(7,392)	(6,312)
Acquisition of business, net of cash acquired	—	(6,725)
Other investing activities	10	—

Net Cash Used by Investing Activities	(7,382)	(13,037)

Cash Flows from Financing Activities:
Payments of long-term debt	(5,048)	(272)
Issuances of common stock, net	11	32

Net Cash Used by Financing Activities	(5,037)	(240)

Effect of Changes in Currency Exchange Rates on Cash	(112)	—

Net Change in Cash and Cash Equivalents	10,480	(1,925)
Cash and Cash Equivalents, Beginning of Period	21,681	26,893

Cash and Cash Equivalents, End of Period	$32,161	$24,968

– more –
Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating Segment Data:

Revenues:
Fine Chemicals	$19,951	$15,644	$63,128	$67,766
Specialty Chemicals	8,168	6,299	35,057	40,940
Aerospace Equipment	8,647	9,085	27,140	21,977
Other Businesses	481	462	5,381	2,871

Total Revenues	$37,247	$31,490	$130,706	$133,554

Segment Operating Income (Loss):
Fine Chemicals	$(2,458)	$(752)	$(698)	$(370)
Specialty Chemicals	2,796	552	15,140	16,481
Aerospace Equipment	(120)	417	(457)	1,571
Other Businesses	(286)	(215)	(234)	164

Total Segment Operating Income (Loss)	(68)	2	13,751	17,846
Corporate Expenses	(3,551)	(3,654)	(11,796)	(11,847)

Operating Income (Loss)	$(3,619)	$(3,652)	$1,955	$5,999

Depreciation and Amortization:
Fine Chemicals	$3,200	3,281	$9,722	9,625
Specialty Chemicals	14	324	591	951
Aerospace Equipment	424	378	1,239	1,032
Other Businesses	4	3	12	9
Corporate	162	115	416	354

Total Depreciation and Amortization	$3,804	$4,101	$11,980	$11,971

Segment EBITDA (a):
Fine Chemicals	$742	$2,529	$9,024	$9,255
Specialty Chemicals	2,810	876	15,731	17,432
Aerospace Equipment	304	795	782	2,603
Other Businesses	(282)	(212)	(222)	173

Total Segment EBITDA	3,574	3,988	25,315	29,463
Less: Corporate Expenses, Excluding Depreciation	(3,389)	(3,539)	(11,380)	(11,493)
Plus: Share-based Compensation	146	169	635	474
Plus: Interest and Other Income (Expense), Net	(291)	28	(559)	70

Adjusted EBITDA (b)	$40	$646	$14,011	$18,514

Reconciliation of Net Loss to Adjusted EBITDA (b):

Net Loss	$(4,573)	$(3,555)	$(4,897)	$(1,365)
Add Back:
Income Tax Expense	(2,008)	(2,752)	(1,809)	(627)
Interest Expense	2,671	2,683	8,102	8,061
Depreciation and Amortization	3,804	4,101	11,980	11,971
Share-based Compensation	146	169	635	474

Adjusted EBITDA	$40	$646	$14,011	$18,514

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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Page 13 of Exhibit 99.1